Silver Bay Realty Trust Corp. Announces
Agreement to Internalize its Management Structure

NEW YORK, August 4, 2014 - Silver Bay Realty Trust Corp. (NYSE: SBY) (“Silver Bay” or the “Company”), announced today that it has entered into a contribution agreement with Pine River Domestic Management L.P. (“Pine River”) and Provident Real Estate Advisors LLC (“Provident”), the owners of Silver Bay’s external manager, PRCM Real Estate Advisers LLC (“Manager”), in a transaction to internalize the management of the Company. The transaction is subject to approval by the Company’s stockholders.
Following the transaction, Silver Bay will own all material assets and intellectual property rights of the Manager currently used in the conduct of its business and will be managed by officers and employees who currently work for the Manager and who will become employees of Silver Bay or a subsidiary thereof as a result of the internalization.
Pursuant to the contribution agreement, Silver Bay will acquire the Manager in exchange for 2,231,511 common units of the Company’s subsidiary, Silver Bay Operating Partnership L.P., which are redeemable for cash or a number of shares of Company common stock on a one-for-one basis that represent approximately 5.8% of the outstanding capital stock of Silver Bay as of June 30, 2014. Pine River and Provident will be required to hold their ownership of the common units for twelve months following the closing of the transaction and will agree not to compete with the Company or solicit its employees through December 19, 2017, subject to certain exceptions.
“This is an exciting transaction for the future of Silver Bay,” said David N. Miller, Silver Bay’s President and Chief Executive Officer. “Silver Bay’s relationship with Pine River, Provident and Two Harbors Investment Corp. has been instrumental to our success since our formation as we established our business operations and built our portfolio. The decision to become an internally managed company is a natural progression for Silver Bay as our business and dedicated infrastructure has matured. We believe this transaction will benefit our stockholders through reduced expense in the combined general and administrative and advisory management fee expense categories, improved cash flow and a simplified corporate structure.”
The Manager will continue to receive management fees under the existing advisory management agreement through September 30, 2014, regardless of when the closing occurs. The contribution agreement can be terminated by the mutual agreement of the parties before or after stockholder approval and can be terminated by any party if the internalization has not been approved by the Company’s stockholders on or before December 31, 2014. If the contribution agreement is terminated, the existing management agreement will remain in full force and effect.
The Company’s Board of Directors formed a special committee made up entirely of independent and disinterested directors in connection with this transaction. The special committee is represented by independent legal and financial advisors. Jefferies LLC acted as exclusive financial advisor to the special committee of the Company’s Board of Directors in connection with the transaction.

Silver Bay Realty Trust Corp.
Silver Bay Realty Trust Corp. is a Maryland corporation focused on the acquisition, renovation, leasing and management of single-family properties for rental income and long-term capital appreciation. Silver Bay owns single-family properties in Arizona, California, Florida, Georgia, Nevada, North Carolina, Ohio and Texas. Silver Bay has elected to be taxed as a REIT for U.S. federal tax purposes. Additional information can also be found on the company’s website: www.silverbayrealtytrustcorp.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “target,” “assume,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include the estimated impact of the internalization of management on expenses and cash flows and the timing of the transaction and involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Factors that could cause actual results to differ include: failure to obtain stockholder approval of the transaction and failure to successfully manage the integration of the Manager into the Company.
Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Silver Bay does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Additional information concerning these and other risk factors is contained in Silver Bay’s most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements concerning Silver Bay or matters attributable to Silver Bay or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Additional Information
Stockholders of Silver Bay, and other interested persons, may find additional information regarding Silver Bay at the SEC's Internet site at www.sec.gov or by directing requests to: Silver Bay Realty Trust Corp., Attn: Investor Relations, 601 Carlson Parkway, Suite 250, Minnetonka, MN 55305, telephone (952) 358-4400.

Contact
Anh Huynh, Director of Investor Relations, Silver Bay Realty Trust Corp., ahuynh@silverbaymgmt.com, 952-358-4400.